Exhibit 10.76

PROMISSORY NOTE

$3,000,000	December 31, 2023

FOR VALUE RECEIVED the undersigned, InnovaQor, Inc. (the “Borrower” or “Company”), a corporation organized under the laws of the state of Nevada, hereby promises to pay to the order of Rennova Health, Inc. (the “Holder” or “Rennova”), a corporation organized under the laws of the state of Delaware, the principal amount of Three Million dollars on December 31, 2024 (the “Maturity Date”).

Whereas, under the terms described in a Promissory Note, dated December 31, 2022, Rennova was owed $1,457,253 from the Company and the Promissory Note’s maturity date was extended to December 31, 2023 on August 9, 2023 for additional interest in the form of original discount of 5%.

Whereas, Rennova has provided a further $1,197,770 as a loan to the Company between January 1, 2023 and December 31, 2023.

Whereas, the Company and Rennova have agreed to recognize the amount of the Promissory Note dated December 31, 2022 (as amended on August 9, 2023) and additional monies provided to the Company in 2023 as a new note from the Company under the terms described herein (the “Note”).

Section 1. Interest.

A. Generally. The Note value provides for an original issue discount of approximately 10%.

B. Default Rate of Interest. Subject to applicable law, any principal of this Note outstanding after the Maturity Date shall bear interest, payable on demand in immediately available funds, for each partial or full month until the date of actual payment, at a rate equal to 18% per annum.

Section 2. Repayment. The principal amount of this Note shall be paid as follows:

(a)	$3,000,000 shall be due and payable on the Maturity Date except the Company shall pay 25% of any net proceeds it receives from any new capital raised in equity or debt prior to the Maturity Date to reduce the principal amount of the Note.

Section 3. Payments. The payment or prepayment of any amount under this Note shall be payable in lawful money of the United States of America.

Section 4. Conversion. The Company hereby agrees that this Note is convertible, in whole or in part, into shares of common stock of the Company at any time at a conversion price equal to the last price at which the Company issued or sold shares of common stock for cash, settlement of debt, services or for any other reason whatsoever. At all times, any conversion of all or part of the Note into shares of common stock shall not result in the holder acquiring 4.9% of the outstanding shares of common stock of the Company after giving effect to the conversion of all or part of the Note.

Section 5. Events of Default. The occurrence (whether such occurrence shall be voluntary or involuntary or come about or be affected by operation of law or otherwise) and continuation for any reason whatsoever of any of the following events shall constitute an “Event of Default”:

(a)	the Borrower fails to make payment of any principal on this Note when the same shall become due and payable.

(b)	The Borrower is not in compliance with the reporting requirements of the Securities and Exchange Commission to remain a fully reporting Company.

(c)	The Borrower fails to take the steps necessary to ensure there are adequate shares of common stock available to convert this Note to shares of common stock.

Section 6. Opportunity to Cure. In the event that the Company fails to perform any of its obligations under this Note or is in breach of any promises provided herein, the Holder shall provide the Company with written notice of such failure or breach. Upon receipt of such notice, the Company shall have a period of 30 days (“Cure Period”) to cure said failure or breach to the Holder’s reasonable satisfaction. If the Company successfully cures said failure or breach within the Cure Period, this Note shall continue in full force and effect, and the Holder shall have no further remedies with respect to that particular failure or breach.

a)	Notwithstanding the foregoing, if the nature of the Company’s failure or breach is such that it cannot reasonably be cured within the Cure Period, the Company shall be granted an additional 30 days of time to cure, provided that Company commences to cure the failure or breach within the Cure Period and thereafter diligently proceeds to complete the cure.

(b)	If the Company fails to cure the failure or breach within the Cure Period or any extension thereof, the Holder shall have the right to exercise any remedies available under this Note or under applicable law, including, but not limited to, causing the Note to be immediately due and payable.

Section 7. Transferability. The holder shall be entitled to assign, transfer, hypothecate, pledge or otherwise convey all or any part of this Note without permission from the Company.

Section 8. Miscellaneous.

A. Unconditional Obligation; Waivers. The obligations of the Borrower to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever. Except as provided herein, the Borrower hereby waives presentment and demand for payment, notice of non-payment, notice of dishonor, protest, notice of protest, bringing of suit and diligence in taking any action to collect any amount called for under this Note. No waiver of any provision of this Note made by agreement of the Holder and any other person shall constitute a waiver of any other terms hereof, or otherwise release or discharge the liability of the Borrower under this Note. No failure to exercise and no delay in exercising, on the part of the Holder, any right, power or privilege under this Note shall operate as a waiver thereof nor shall partial exercise of any right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law.

2

B. Notices and Addresses. Any notice, demand, request, waiver, or other communication under this Note shall be in writing and shall be deemed to have been duly given on the date of service, if personally served or sent by facsimile; on the business day after notice is delivered to a courier or mailed by express mail, if sent by courier delivery service for next day delivery; and on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

To Borrower:	InnovaQor, Inc.
400 S Australian Avenue
West Palm Beach
Florida 33401

To Holder:	Rennova Health, Inc.
400 S Australian Avenue
West Palm Beach
Florida 33401

C. Severability; Binding Effect. Any provision of this Note which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Note or affecting the validity or unenforceability of any of the terms and provisions of this Note in any other jurisdiction. This Note shall be binding upon and inure to the benefit of the parties hereto. Neither this Note nor any rights or obligations hereunder may be assigned by the Borrower.

D. Governing Law. This Note and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed and interpreted according to the internal laws of the state of Florida, without giving effect to the principles of conflicts of laws thereof.

E. Amendment. This Note can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Note and signed by the Borrower and the Holder.

F. Section Headings. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Note.

3

IN WITNESS WHEREOF, this Note has been executed and delivered as of the date specified above.

InnovaQor, Inc.

/s/ Darrell L. Peterson
Name:	Darrell L. Peterson
Title:	Chief Executive Officer

Rennova Health, Inc.

/s/ Seamus Lagan
Name:	Seamus Lagan
Title:	Chief Executive Officer

4